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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Hussmann International, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-44799 and No. 333-44623) on Form S-8 of Hussmann International, Inc. of our report dated January 8, 1998, relating to the combined balance sheets of Hussmann International, Inc. as of December 31, 1997 and 1996, and the related combined statements of operations and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Hussmann International, Inc.

KPMG Peat Marwick LLP

St. Louis, Missouri
March 30, 1998